SLM Corporation

Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 569		Trade Date:	10/2/2006
(To Prospectus dated January 5, 2005 and		Issue Date:	10/5/2006
Prospectus Supplement dated January 5, 2005)
The date of this Pricing Supplement is	10/2/2006

					Interest Payment		Survivor’s Option	Subject to Redemption		Aggregate Principal Amount	Net Proceeds	OID Status
CUSIP	Stated Interest Rate Per 1 Annum	Maturity Date	Price to Public 2 3	Discounts & Commissions	Frequency	First Payment		Yes/No	Date and terms of redemption
78490FZW2	N/A	12/15/2009	100%	0.500%	Monthly4	11/15/06	No	No		8,868,000	8,823,660.00	N

Floating Rate Index	Spread	Reset Period4	Accrual Method	Maximum Interest Rate	Minimum Interest Rate
*CPI	2.300%	Monthly	Actual/Actual (Payment Basis)	N/A	0.000%

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to “ABN AMRO Financial Services, Inc.” in the prospectus are amended to read “LaSalle Financial Services, Inc.”.

Effective June 30, 2005, Bear, Stearns & Co. Inc. was added as a selling agent under the SLM EdNotes program.

*	During the initial interest period which is from the Issue Date to but not including 11/15/2006, the interest rate will be 6.45%, then the Consumer Price Index (CPI) plus 2.30% thereafter.
1	The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.
2	Expressed as a percentage of aggregate principal amount.
3	See “Supplemental Plan of Distribution” in the Prospectus supplement for additional information concerning price to public and underwriting compensation.
4	On the interest Determination Date, which is on the 15th day of each month during the terms of the notes beginning on 11/15/2006, the Calculation Agent will establish the new rate as described on page S-16 in the prospectus supplements.